EXHIBIT 10.13

HealthStream, Inc. (the “Company”)

Summary of Director and Executive Officer Compensation

I. Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Retainers and Fees	2011
Annual Retainer fee	$2,000
Board meeting fee	$1,000
Committee chair meeting fee	$1,000
Committee member meeting fee	$500

In addition to the cash compensation set forth above, each non-employee director is eligible to receive a nondiscretionary annual grant of a non-qualified option for the purchase of 15,000 shares of the Company’s common stock. The option is granted in connection with our Annual Meeting of Shareholders, vests over a three year period, and has an exercise price equal to the fair market value of the stock on the grant date.

II. Executive Officer Compensation. The following table sets forth the current base salaries and the fiscal 2011 performance bonuses provided to our executive officers, including the individuals who the Company expects to be its Named Executive Officers for 2012.

Executive Officer	Current Salary	Fiscal 2011 Bonus Amount
Robert A. Frist, Jr.	$245,000	$85,750
Arthur E. Newman	$225,000	$78,750
J. Edward Pearson	$232,500	$81,375
Gerard M. Hayden, Jr.	$221,000	$77,350
Jeffrey S. Doster	$221,000	$77,350
Michael Sousa	$185,000	$18,500

III. Additional Information. The foregoing information is summary in nature. Additional information regarding Director and Named Executive Officer compensation will be contained in the Company’s 2012 Proxy Statement.